Exhibit 10.20

Director Compensation

U.S. Concrete, Inc. (the “Company”) pays to each nonemployee member of the Board of Directors (the “Board”) the following in consideration for their services as members of the Board and its committees:

•	an annual retainer of $10,000;

•	$5,000 for each Board meeting attended in person and $2,500 for each Board meeting attended telephonically;

•	$5,000 for each audit committee meeting attended by the chairperson of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting;

•	$4,000 for each audit committee meeting attended by each other member of the audit committee, whether attended in person or telephonically and whether or not the meeting is held on the same day as a Board meeting; and

•	$1,000 for each other Board committee meeting attended in person and $500 for each such other Board committee meeting attended telephonically, unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no fee for attending that committee meeting.

The Company also annually grants each of its nonemployee directors an option to purchase 10,000 shares of common stock under its 1999 Incentive Plan. The Company does not pay any additional compensation to its employees for serving as directors, but reimburses all directors for out-of-pocket expenses they incur in connection with attending Board and Board committee meetings or otherwise in their capacity as directors.